Exhibit 10.21

MASTER LOAN AND SECURITY AGREEMENT

This Master Loan and Security Agreement (this “Agreement”) is made and entered into as of the Effective Date provided herein, by and between Voltedge Ltd. (“Lender”) and Pineapple Financial Inc., an Ontario corporation (“Borrower,” together with Lender, the “Parties” and each individually a “Party”). This Agreement includes the Standard Terms and Conditions attached hereto (“Terms and Conditions”).

1. Effective Date:	September 3, 2025

2.	BORROWER. “Borrower” listed herein is subject to the Agreement as if this Agreement were between such individual Borrower and Lender. One or more Advances (as defined in the Terms and Conditions) may be made to the Borrower set forth below.

Pineapple Financial Inc., an Ontario corporation

3.	Borrower. The Borrower has the authority to enter into a contract to borrow under the terms of this Agreement, including any Advances made hereunder. Borrower may execute any Term Sheet (as defined in the Terms and Conditions) pursuant to this Agreement.

4.	Acknowledgement of Terms and Conditions. Borrower acknowledges that: (a) it has read and agrees to the Terms and Conditions; (b) the Terms and Conditions establish the terms under which Lender may make Advances of funds to Borrower, including without limitation, if applicable, Lender’s right to liquidate Collateral posted by Borrower under certain conditions as set forth in Article 6 of the Terms and Conditions; and (c) unless otherwise specified in the applicable Term Sheet (as defined in the Terms and Conditions), Advances are full recourse to Borrower.

5.	Address for Notices:

To Borrower:
Pineapple Financial Inc.
Unit 200, 111 Gordon Baker Road
North York, Ontario M2H 3R1

Email: shubha@gopineapple.com
Attention: Shubha Dasgupta, Chief Executive Officer

With a copy to:
Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 31st Floor
New York, NY 10036

To Lender:	Voltedge Ltd.
Trinity Chambers, P.O. Box 4301,
Road Town Tortola,
British Virgin Islands
Email: contracts@injective.foundation

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IN CONSIDERATION AND WITNESS WHEREOF, Lender and Borrower hereby execute this Agreement as of the Effective Date.

VOLTEDGE LTD.		PINEAPPLE FINANCIAL INC.

By:		By:
Name:		Name:	Shubha Dasgupta
Title:	Director	Title:	CEO

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TERMS AND CONDITIONS TO MASTER LOAN AND SECURITY AGREEMENT

Capitalized terms not defined in the body of these Terms and Conditions, shall be defined in Schedule A (Definitions) and the Term Sheet or Term Sheets. In the event of inconsistency, Schedule A prevails over the Terms and Conditions, and the Term Sheet prevails over both for the relevant transaction.

1. Terms of the Loan.

1.1 Commitment to Lend. Subject to the terms and conditions of this Agreement, Lender agrees to make a loan available to Borrower (the “Loan”) on the terms specified herein.

1.2 Advances. The Loan shall be available to Borrower in the form of one or more advances (each, an “Advance”), each of which may have different terms, and shall be subject to the terms and conditions of this Agreement and the applicable Term Sheet (defined below).

1.3 Denomination of Advances. Each Advance hereunder may be denominated in US Dollars or Digital Assets (which, for the avoidance of doubt, are defined to include US Dollar-backed stablecoins, such as USDC). Collateral may be denominated in any form agreed by the parties, including US Dollars, Digital Assets, shares of stock, personal or real property, or other tangible or intangible assets.

1.4 Revolving. If this is applicable in the Term Sheet, Borrower may borrow Advances, repay Advances, and re-borrow Advances, all in accordance with the terms and conditions of this Agreement and the applicable Term Sheet.

1.5 Due Date. Each Advance, all accrued and unpaid fees thereon and all other amounts payable hereunder shall be due and payable upon the earlier of (i) a date specified with three (3) Business Days’ notice from the Lender (“Demand Date”); provided that if a shorter Demand Period is specified in the applicable Term Sheet (defined below, it shall control in all respects, or (ii) the Maturity Date.

1.6 Recourse. Each Advance shall be a full recourse obligation to Borrower unless otherwise specified in the applicable Term Sheet. Upon any Event of Default, Lender shall be entitled to seek all remedies available at law or in equity for the full amount or any unpaid principal of all Advances, accrued but unpaid fees or other amounts or property payable hereunder against Borrower in addition to liquidating any Collateral.

2. Loan Disbursement Mechanics.

2.1 Term Sheets. From time to time, Borrower or Lender may indicate the terms under which it would be willing to take (in the case of Borrower) or make (in the case of Lender) an Advance. The terms of any Advance shall be agreed upon in a writing signed by both Parties, which may be in the form of the term sheet attached as Schedule B hereto or any other form mutually agreed by the Parties (the “Term Sheet”).

To the extent of any conflict between these Terms and Conditions and a Term Sheet, the applicable Term Sheet shall control.

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2.2 Funding. On the Borrowing Date, Lender shall transfer the principal amount of the Advance to an Account (which shall be designated by the Borrower in writing) or to another address designated by Borrower so long as all the conditions set forth herein, including, without limitation, those set forth in Section 9, are satisfied to Lender’s satisfaction. In the event that Borrower instructs Lender to transfer the principal amount of the Advance to another address designated by Borrower, Borrower represents and warrants that Borrower owns and controls the address so designated.

2.3 No Assurances. Borrower acknowledges and agrees that the availability of Advances is conditioned in all respects upon market conditions and Lender’s access to US Dollars or Digital Assets on commercially acceptable terms, at Lender’s sole discretion. Borrower acknowledges and agrees that Lender is under no obligation to make an Advance until all applicable conditions set forth herein are met, including Lender’s ability to obtain funds to provide the Advance on the terms specified in the Term Sheet.

3. Payment Dates; Prepayments.

3.1 Payment Dates. The aggregate unpaid principal amount of each Advance, all accrued and unpaid fees thereon, and all other amounts payable under this Agreement shall be due and payable on the Maturity Date, or Demand Date pursuant to Section 1.5 (if earlier than the Maturity Date), provided that amounts payable pursuant to Incremental Value Events (defined below) should be paid as such events occur.

3.2 Prepayments. Prepayments shall be permitted in whole or in part, without premium, unless otherwise specified on the applicable Term Sheet.

4. Fees.

4.1 Fees. Except as otherwise provided herein, each Advance made hereunder shall bear fees at the rate specified in the applicable Term Sheet for such Advance, which shall accrue from the date such Advance was made until it is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise.

4.2 Fee Payment Dates. Fees shall be due and payable on the applicable Fee Payment Date or as otherwise set forth in the applicable Term Sheet.

4.3 Computation of Fees. All computations of fees shall be made on the basis of 365 days and the actual number of days elapsed. Fees shall accrue on each Advance on the day on which such Advance is made, and shall not accrue on any Advance for the day on which it is paid in full.

5. Payment Mechanics.

5.1 Manner of Payments. All payments of fees and other amounts due hereunder shall be made in US Dollars or Digital Assets and the repayment of the principal amount of any Advances shall be made as specified in the Term Sheet for such Advance, no later than 12:00 PM New York time on the dates on which such payments are due as set forth in the applicable Term Sheet, by transfer of immediately available US dollars or Digital Assets, as applicable to Lender’s account, the details of which shall be provided in the Term Sheet or subsequent Electronic Communication.

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5.2 Withholding. Any and all payments by or on account of any obligation of the Borrower under this Agreement shall be made without deduction or withholding for any Taxes. In the event that Borrower is required to deduct or withhold any taxes from the amounts payable to Lender, Borrower shall (i) remit such tax to the relevant taxing authorities to the extent required by applicable law and (ii) pay an additional amount, so that Lender receives the amounts due to it under this Agreement in full, as if there were no withholding or deduction. If Lender becomes liable as a result of Borrower’s failure to withhold taxes in respect of any payment made by Borrower hereunder, then Borrower shall indemnify and hold harmless Lender and allow Lender to offset any future payment to Borrower, in respect of all taxes, including interest, penalties and additions to tax, and any expenses associated with such liability. The provisions contained in this Section 5.2 shall survive the termination of this Agreement.

5.3 Application of Payments. All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, and second to the payment of the principal amount outstanding under the Loan.

5.4 Business Day Convention. Whenever any payment to be made hereunder is due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of fees payable under this Loan.

5.5 Promise to Pay; Evidence of Debt. Borrower hereby agrees to repay to Lender each Advance on the terms and conditions specified herein and in the applicable Term Sheet. Lender is authorized to record in its records and systems each Advance and each payment of fees and other amounts, and repayment of principal, thereon. The entries made by Lender shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, however, that the failure of Lender to record such payments or prepayments, or any inaccuracy therein, shall not in any manner affect the obligation of Borrower to repay (with applicable fees) the Advances in accordance with the terms of this Agreement.

5.6 Rescission of Payments. If at any time any payment made by Borrower under the Loan or any Advance is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of Borrower or otherwise, Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made.

6. Collateral Coverage Maintenance and Liquidation.

6.1 Collateral Coverage Deficit. If specified as relevant in the Term Sheet, for each Advance, if at any time the Actual Collateral Coverage Ratio is less than the Required Collateral Coverage Ratio (a “Collateral Coverage Deficit”) as determined by Lender, then Lender may, by Electronic Notice (a “Collateral Coverage Notice”) to Borrower, require Borrower to (a) transfer additional Collateral of the same type of assets as the Collateral (“Additional Collateral”) into the Collateral Vault controlled by Lender or (b) partially prepay the Advance, such that the Actual Collateral Coverage Ratio is equal to or exceeds the Required Collateral Coverage Ratio with respect to such Advance.

6.2 Collateral Coverage Excess. If specified as relevant in the Term Sheet, for each Advance, if at any time the Actual Collateral Coverage Ratio exceeds the Required Collateral Coverage Ratio by at least ten (10) percentage points for a period of three (3) consecutive Business Days as determined by Lender (a “Collateral Coverage Excess”), then Borrower may issue a Collateral Coverage Notice to Lender requiring Lender to transfer such excess Collateral (“Excess Collateral”) to Borrower, so that the Actual Collateral Coverage Ratio, after deduction of any such any Excess Collateral so transferred, will not exceed the Required Collateral Coverage Ratio.

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6.3 Collateral Delivery Obligations. Upon receipt of a Collateral Coverage Notice, within twenty-four (24) hours, or earlier if the Actual Collateral Coverage Ratio is less than or equal to the Liquidation Ratio (the “Collateral Coverage Deadline”), (a) in the case of a Collateral Coverage Deficit, the Borrower shall deliver Additional Collateral or cure the Collateral Coverage Deficit by partially prepaying the Advance as specified in Section 6.1, or (b) in the case of a Collateral Coverage Excess, Lender shall deliver Excess Collateral provided that the conditions in Section 6.2 have been met. Notwithstanding the foregoing, a Collateral Coverage Notice shall be deemed null and void in the event that (a) with respect to a Collateral Coverage Deficit, the Actual Collateral Coverage Ratio exceeds the Required Collateral Coverage Ratio as of the Collateral Coverage Deadline, as determined by Lender, or (b) with respect to a Collateral Coverage Excess, the Actual Collateral Coverage Ratio does not exceed the Required Collateral Coverage Ratio by at least ten (10) percentage points as of the Collateral Coverage Deadline, as determined by Lender. NOTWITHSTANDING THE FOREGOING, LENDER MAY LIQUIDATE COLLATERAL AS SET FORTH IN SECTION 6.4 BELOW IF AT ANY TIME THE ACTUAL COLLATERAL COVERAGE RATIO IS LESS THAN OR EQUAL TO THE LIQUIDATION RATIO, EVEN IF THE COLLATERAL COVERAGE DEADLINE HAS NOT EXPIRED.

6.4 Collateral Liquidation. For each Advance, if at any time the Actual Collateral Coverage Ratio is less than or equal to the Liquidation Ratio (as calculated by the Lender and regardless of whether a Collateral Coverage Notice has been issued or is awaiting fulfillment), then Lender may, at its sole discretion and with no notice required to Borrower, immediately liquidate Collateral and apply the proceeds of such liquidation (the “Liquidation Event”) as partial repayment of such Advance (each, a “Liquidated Advance”). Upon the occurrence of a Liquidation Event:

(a) the Liquidated Advance and all accrued and unpaid fees and any other outstanding fees shall become immediately due and payable;

(b) the proceeds of the Liquidation Event shall be applied in accordance with Section 5.2;

(c) Borrower shall be responsible for any shortfall to the extent the proceeds of the Liquidation Event are insufficient to pay all such amounts that are due and payable; and

(d) any remaining excess shall be remitted to Borrower. Borrower shall be responsible for any tax consequences resulting from any Liquidation Event.

7. Incremental Value Events. During the term of any Advance, Lender shall be entitled to all cash, dividends and other property paid, distributed or otherwise transferred in respect of the Digital Assets loaned pursuant to the Advance and all other economic benefits and burdens associated with such Digital Assets (including, for the avoidance of doubt, property received as a result of a Hard Fork or Airdrop with respect to such Digital Assets) (collectively, “Incremental Value Events”), to the full extent it would be so entitled if the Digital Assets had not been transferred pursuant to an Advance. For the avoidance of doubt, staking rewards that may be earned or available to a holder of the Digital Assets shall not be treated as property received pursuant to an Incremental Value Event. Borrower shall pay or transfer to Lender any such cash or property received by a holder of the Digital Assets pursuant to Incremental Value Events as such events occur, and as reasonably practicable following the relevant event. Borrower shall provide notification of any Incremental Value Event by Electronic Notice to Lender. In the event of an Incremental Value Event, any outstanding Advances will not be immediately terminated. If during the term of any Advance, Incremental Value Events occur with respect to any Digital Assets posted as Collateral, such amounts shall be for the account of Borrower and shall be held as additional Collateral hereunder, subject to the terms of this Agreement.

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8. Representations and Warranties. Borrower hereby represents and warrants to Lender on the date hereof and on each Advance Date as follows:

8.1 Existence; Compliance with Laws. Borrower is (a) a corporation duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the laws of the state or province of its jurisdiction of organization and has the requisite power and authority, and the legal right, to own, lease, and operate its properties and assets and to conduct its business as it is now being conducted, and (b) in compliance with all Laws.

8.2 Power and Authority. Borrower has the power and authority, and the legal right, to execute and deliver this Agreement, borrow the Advances on the terms hereof, pledge the Collateral pursuant to the terms hereof, and to perform its obligations hereunder and under the Term Sheet and the other transaction documents relating hereto.

8.3 Authorization; Execution and Delivery. The execution and delivery of this Agreement by Borrower and the performance of its obligations hereunder and under and the other transaction documents relating hereto have been duly authorized by all necessary corporate/limited liability/limited partnership action in accordance with all applicable Laws. Borrower has duly executed and delivered this Agreement.

8.4 Accredited Investor. Borrower is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act of 1933, as amended.

8.5 No Approvals. No consent or authorization of, filing with, notice to, or other act by, or in respect of, any Governmental Authority or any other person is required in order for Borrower to execute, deliver, or perform any of its obligations under this Agreement.

8.6 No Violations. The execution and delivery of this Agreement and the consummation by Borrower of the transactions contemplated hereby and under the applicable Term Sheet and the other transaction documents relating hereto do not and will not (a) violate any provision of Borrower’s organizational documents; (b) violate any Law; or (c) constitute a default under any material agreement or contract by which Borrower may be bound.

8.7 Enforceability. This Agreement and each applicable Term Sheet constitute legal, valid, and binding obligations of the Borrower enforceable against Borrower in accordance with their respective terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

8.8 No Litigation. No action, suit, litigation, investigation, or proceeding of, or before, any arbitrator or Governmental Authority is pending or threatened by or against Borrower or any of its property or assets (a) with respect to this Agreement or any of the transactions contemplated hereby or thereby or (b) that could be expected to materially adversely affect Borrower’s financial condition or the ability of Borrower to perform its obligations under this Agreement.

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8.9 Anti-Money Laundering; Anti-Corruption Laws.

(a) No owner, officer, director, employee, broker or agent of Borrower has violated or is in violation of any applicable Anti-Money Laundering Law.

(b) Neither Borrower nor any of its affiliates or officers, directors, brokers or agents (i) has violated any anti-terrorism laws, (ii) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering, (iii) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs, (iv) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other law, (v) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any person described in clauses (iii) or (iv) above, (vi) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any anti-terrorism law, or (vii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any anti-terrorism law.

(c) Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by Borrower and its directors, officers, employees, and agents with Anti-Money Laundering Laws, Anti-Corruption Laws and applicable Sanctions and, to the knowledge of Borrower, its directors, officers, employees, and agents are in compliance with Anti-Corruption Laws and applicable Sanctions.

(d) Borrower is not, and no director, officer, employee of Borrower, or any agent of Borrower that will act in any capacity in connection with or benefit from the Loan, is a Sanctioned Person or is currently the subject or target of any Sanctions.

(e) Borrower is not a Foreign Shell Bank as defined under 31 CFR 103.175.

(f) No Advance or use of proceeds or other transaction contemplated by this Loan will violate any Anti-Money Laundering Law, Anti-Corruption Law or applicable Sanctions.

8.10 Senior Debt; Recourse. The Loan shall constitute a senior, secured obligation of Borrower and shall rank at least pari passu with all other unsubordinated indebtedness of Borrower, whether now existing or hereafter incurred. Lender shall have full recourse to Borrower for any obligations hereunder in equity and at law.

8.11 Ownership of Collateral. At the time the Collateral becomes subject to the lien and security interest created by this Agreement, Borrower will be the sole, direct, legal and beneficial owner thereof, free and clear of any lien, security interest, encumbrance, claim, option or right of others except for the security interest created by this Agreement.

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8.12 Pledge of Collateral. The pledge of the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment and performance when due of the Secured Obligations.

8.13 Control of Collateral. Borrower has taken all action required on its part for control (as defined in sections 8-106, 9-104, 9-105, 9-106 and 9-107 of the UCC, section 201 of the federal Electronic Signatures in Global and National Commerce Act and, as the case may be, section 16 of the Uniform Electronic Transactions Act, as applicable) to have been obtained by Lender over all Collateral with respect to which such control may be obtained pursuant to the UCC.

8.14 Control of Digital Assets. As between Lender and Borrower, in the event that Lender transfers any Digital Asset as part of an Advance to Borrower’s designated account, (a) Lender will no longer have control or possession of such Digital Asset; and (b) Borrower will have full control and possession of such Digital Asset.

8.15 Lien Priority. The security interest granted to Lender in the Collateral is a first priority security interest, and Borrower has not entered into or granted any security agreements or permitted the filing or attachment of any security interests on or affecting any of the Collateral directly or indirectly securing repayment of the Loan, that would be prior or that may in any way be superior to Lender’s security interests and rights in and to such Collateral.

8.16 Investment Company Act. Borrower is not, and is not required to be, registered as an “investment company” under the Investment Company Act of 1940, as amended.

8.17 Commodity Exchange Act. Borrower is not, and is not required to be, registered as a “commodity pool operator” or “commodity trading advisor” under the Commodity Exchange Act, as amended (the “CEA”). Borrower is an “eligible contract participant” as defined in Section 1a(18) of the CEA. Borrower has used the proceeds of all prior Advances (including those that remain outstanding on each Advance Date) and will use the proceeds of any Advance in compliance with CEA § 2(c)(2)(D), 7 U.S.C. § 2(c)(2)(D) and other applicable law.

8.18 Taxes; No Tax Liens. Borrower has filed all federal, state, and other tax returns that are required to be filed, and all such tax returns are correct and complete, and Borrower has paid all taxes shown thereon to be due, together with applicable interest and penalties, and all other taxes, fees, or other charges imposed on it or any of its property by any Governmental Authority. No tax Lien has been filed, and, to the knowledge of Borrower, no claim is being asserted, with respect to any such tax, fee, or other charge.

8.19 Tax Treatment. For U.S. federal, state and local income tax purposes, in the case of an Advance of Digital Assets, each of Lender and Borrower intend that, absent a change in law or administrative practice to the contrary, the transfer and delivery of the Digital Assets shall be treated as a loan and not be treated as an exchange of property for other property differing materially in kind or extent (within the meaning of Section 1001 of the Internal Revenue Code of 1986, as amended), and each Party agrees that it will not take any position inconsistent with such treatment for all such tax purposes.

8.20 KYC Statements. If Lender has sent a KYC application, Borrower representations and warranties set forth in Borrower’s KYC application are true, correct and complete in all respects.

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9. Borrower Appointment of Lender.

9.1 Agency Appointment. Borrower irrevocably appoints Lender and its successors, agents and assigns as its agent, to execute in Borrower’s name, place and stead, with power of substitution, to take any action and to execute any instrument, directly with or through any third party or affiliate, which may be necessary or advisable to fulfill Borrower’s obligations or to exercise Lender’s rights under, or to accomplish the purposes of, this Agreement, in each case following the occurrence and during the continuation of an Event of Default. Borrower hereby irrevocably grants to Lender full power and authority to do and perform each and every act and thing which may be necessary, advisable or convenient in connection with this Agreement, as fully, to all intents and purposes, as principal might or could do if personally present, hereby ratifying and confirming all that agents shall lawfully do or cause to be done by authority hereof.

9.2 Notwithstanding anything to the contrary herein, Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact and agent, with full power of substitution, to take any and all actions and to execute, deliver, file, and record any and all documents, financing statements, continuation statements, amendments, assignments, control agreements, instruments, and certificates that Lender may deem necessary or advisable to perfect, continue, maintain, or enforce Lender’s security interest in the Collateral under the Uniform Commercial Code (including Articles 1, 8, 9, and 12 thereof). Such authority expressly includes, without limitation, the right to (i) file and record UCC financing statements and amendments thereto (including describing the Collateral as “all assets” of Borrower or words of similar effect), (ii) record mortgages, deeds of trust, and other security instruments, (iii) enter into and deliver control agreements with respect to deposit accounts, securities accounts, commodities accounts, and electronic chattel paper, (iv) establish “control” within the meaning of the Uniform Commercial Code over deposit accounts, investment property, electronic chattel paper, letter-of-credit rights, and controllable electronic records, and (v) take any and all other actions deemed necessary or advisable by Lender to perfect and protect its security interest in the Collateral, all as fully as Borrower could do if personally present. Borrower hereby ratifies and confirms all such acts of Lender taken pursuant to this power of attorney, which is coupled with an interest and shall be irrevocable until all obligations under this Agreement have been indefeasibly paid and performed in full.

10. Conditions Precedent. As conditions precedent to the Lender’s provision of any Advance (unless in any case waived by the Lender in its sole discretion):

10.1 Borrower shall have provided to Lender this Agreement, duly executed and delivered by an authorized officer of Borrower.

10.2 Lender shall have received results of a recent lien search in each of the jurisdictions where Borrower is organized (and other jurisdictions as may be required by Lender at its sole discretion) and the assets of Borrower are located, and such searches reveal no liens on any of the Digital Assets of Borrower, except for liens permitted under this Agreement or discharged on or prior to the Closing Date pursuant to documentation satisfactory to Lender.

10.3 [Intentionally Omitted].

10.4 Borrower shall have delivered to Lender, in such form and substance as is satisfactory to Lender and its counsel, such evidence of authorizations, certificates and information concerning Borrower and its business, operations, and condition (financial and otherwise), as Lender may request.

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10.5 All acts and conditions (including obtaining any necessary regulatory approvals and making any required filings, recordings, or registrations) required to be done and performed pursuant to the terms hereof and any other transaction document related hereto have occurred.

10.6 Borrower shall have delivered to Lender a complete and correct Form W-8 or Form W-9.

10.7 The representations and warranties of Borrower contained herein and in the other transaction documents related hereto shall be accurate and complete.

10.8 There shall not have occurred an Event of Default and an Event of Default would not occur as a result of the Advance.

11. Affirmative Covenants. Until all amounts outstanding in the Loan have been paid in full, Borrower shall:

11.1 Maintenance of Existence. (a) Preserve, renew, and maintain in full force and effect its corporate or organizational existence and (b) maintain all rights, privileges, and franchises necessary or desirable in the normal conduct of its business, except, in each case, where the failure to do so could not reasonably be expected to have a material adverse effect on the Borrower, its business operations or the Borrower’s ability to perform hereunder, under the applicable Term Sheet or under any of the other transaction documents.

11.2 Compliance.

(a) Comply with (i) all of the terms and provisions of its governing and organizational documents, (ii) its obligations under its material contracts and agreements, except where the failure to do so could not reasonably be expected to have a material adverse effect on the Borrower, its business operations or the Borrower’s ability to perform hereunder or under any of the other transaction documents, (iii) all Laws, and (iv) maintain in effect and enforce policies and procedures reasonably designed to achieve compliance by Borrower and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions in all material respects.

(b) Without any limitation to the covenants in the foregoing clause (a), use the proceeds of all Advances in compliance with CEA § 2(c)(2)(D), 7 U.S.C. § 2(c)(2)(D), if applicable, and otherwise in accordance with applicable law.

11.3 Payment Obligations. Pay, discharge, or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with generally accepted accounting principles or other comprehensive basis of accounting methods with respect thereto have been provided on its books.

11.4 Notice of Events of Default. As soon as possible and in any event within two (2) Business Days after it becomes aware that an Event of Default or breach of this Agreement or other transaction document related hereto has occurred, notify Lender in writing of the nature and extent of such Event of Default or breach and the action, if any, it has taken or proposes to take with respect to such Event of Default or breach.

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11.5 Ownership of Collateral. At its own cost and expense, at all times ensure that the Collateral is free and clear of any lien, security interest, encumbrance, claim, option or right of others except for the security interest created by this Agreement.

11.6 Defense of Collateral. At its own cost and expense, defend title to the Collateral and the first priority lien and security interest of Lender therein against the claim of any person claiming against or through Borrower and shall take such actions as set forth by Lender from time to time to maintain and preserve such perfected first priority security interest in the Collateral for so long as this Agreement shall remain in effect.

11.7 Assessments on Collateral. Promptly pay when due all taxes, assessments, governmental charges, and levies upon the Collateral or incurred in connection with the use or operation of the Collateral or incurred in connection with this Agreement.

11.8 Lawful Commercial Purposes. Use the proceeds of each Advance solely for lawful commercial (i.e., not for consumer, household, family or personal) purposes.

11.9 Notification of Address Change. Notify Lender in writing prior to making any change in Borrower’s (a) state or jurisdiction of formation or organization or (b) principal place of business or chief executive office.

11.10 Further Assurances. Upon the request of Lender, promptly execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to (a) carry out the intent and purposes of this Agreement as determined by the Lender at its sole discretion, and (b) assure, preserve, protect and confirm the rights and protections afforded to Lender hereunder and under the other transaction documents related hereto.

12. Negative Covenants. Until all amounts outstanding under the Loan have been paid in full:

12.1 Restrictions on Collateral. Borrower will not sell, offer to sell, dispose of, convey, assign or otherwise transfer, grant any option with respect to, or grant, create, permit or suffer to exist any mortgage, pledge, lien, security interest, option, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever on, any of the Collateral or any interest therein.

12.2 Restrictions on Use of Proceeds. No proceeds from any Advance shall be used (a) in a manner that could violate any Law, (b) for personal, family or household use, or (c) to make loans of Digital Assets that are part or all of any loan or extension of credit to individuals or entities that are not Eligible Contract Participants (as such term is defined in Section 1a(18) of the Commodity Exchange Act).

13. Events of Default. The occurrence and continuance of any of the following shall constitute an Event of Default hereunder:

13.1 Failure to Pay. Borrower fails to pay in full any principal, interest, fees or other amount payable hereunder when due.

13.2 Failure to Maintain Collateral Coverage Amount. Borrower fails to make any transfer or delivery required by Section 6 hereof.

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13.3 Breach of Representations and Warranties. Any representation or warranty made or deemed made by Borrower herein or under any other transactional document related hereto is breached or is incorrect in any material respect on the date as of which such representation or warranty is made or deemed made.

13.4 Breach of Covenants. Borrower fails to observe or perform (a) any covenant, condition, or agreement contained in Sections 3.1 or 6 or (b) any other covenant, obligation, condition, or agreement contained in this Loan, other than those specified in clause (a) and such failure continues for five (5) days after written notice to Borrower.

13.5 Bankruptcy.

(a) A case is commenced or a petition is filed against Borrower under any Debtor Relief Law or if a receiver, conservator, liquidator, or trustee of Borrower or of any material asset of Borrower is appointed by court order, or if any material asset of Borrower is sequestered by court order;

(b) Borrower voluntarily seeks, consents to, or acquiesces in the benefit of any provision of any Debtor Relief Law, whether now or hereafter in effect, consents to the filing of any petition against it under such law, makes an assignment for the benefit of its creditors, admits in writing its inability to pay its debts generally as they become due, or consents to or suffers the appointment of a receiver, trustee, liquidator, or conservator for it or any part of its assets; or

(c) Borrower becomes insolvent or is generally not able to, or admits in writing its inability to, pay its debts as they become due.

13.6 Change in Law. A change or material development in applicable law (including all Laws and any case law) that makes the Loan unlawful or places a burden on Lender to originate, administer or collect the Loan.

13.7 Market Suspension. A general suspension in buying, selling, owning or holding (in a custodial capacity or otherwise) the Collateral (including, without limitation, any other cryptocurrency that may serve as collateral on the Loan) set forth by any Governmental Authority or a suspension in buying, selling or owning digital assets or cryptocurrencies on at least three (3) major exchanges, with such disruption lasting at least three (3) consecutive Business Days on all three exchanges.

13.8 Security Interest. Any Collateral ceases to be the subject of a valid, first priority perfected security interest in favor of Lender for any reason, or Borrower or any of its affiliates or officers, directors, brokers or agents makes a statement in writing to such effect.

14. Remedies.

14.1 Upon the occurrence of any Event of Default pursuant to Section 13.1, Lender may, at its sole discretion, by delivery of Electronic Notice to Borrower, assess any applicable Late Fees to any Advances that have given rise to such failure to timely pay.

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14.2 Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, Lender may, at its sole discretion, (a) by delivery of Electronic Notice to Borrower, declare the entire principal amount of any or all Advances, together with all accrued fees thereon and all other amounts payable hereunder, immediately due and payable; provided, however, that if an Event of Default described in Section 13.5 shall occur, the principal of and accrued fees on the Loan shall become immediately due and payable without any notice, declaration, or other act on the part of Lender, (b) apply the Default Rate to any or all Advances, (c) buy in or otherwise acquire Digital Assets of the same type and number as those subject to any or all Advances (or otherwise determine the current market value of such Digital Assets), in which case Borrower shall owe Lender the purchase price thereof (or such market value thereof) in lieu of returning the Digital Assets subject to the relevant Advance or Advances, and Lender may apply and setoff any Collateral (or the value or proceeds thereof) to such obligation, and/or (d) exercise any or all of its other rights, powers or remedies available hereunder or under applicable Law, including all rights and remedies of a secured party, and further including without limitation seeking recourse against Borrower directly before looking to the Collateral. Borrower shall be responsible for all costs and expenses (including attorneys’ fees) incurred by or on behalf of Lender in the protection or enforcement of its rights under this Agreement following the occurrence of an Event of Default.

15. Termination.

15.1 Termination of Advances. Any one Advance entered into pursuant to this Agreement shall terminate upon Borrower’s payment to Lender of all amounts payable thereunder in full and performance of all obligations thereunder.

15.2 Voluntary Termination of the Agreement. This Agreement may be terminated by either Party for any reason or no reason at any time provided that no Advances are outstanding. If one or more Advances are outstanding at such time, either Party for any reason may terminate this Agreement by giving notice to the other Party. Upon termination by Borrower, the termination will not be effective with respect to any outstanding Advance until the later of (a) the date Borrower satisfies all of the Secured Obligations, including Borrower’s obligations to repay the Advances together will all fees relating thereto, and (b) the date that is thirty (30) days after the date of the notice of termination; provided, however, that Borrower shall remain obligated to repay any Advance upon three (3) Business Days’ notice by Lender of its termination of such Advance. Upon termination by Lender, any outstanding Advances, all accrued and unpaid fees shall become due and payable and Borrower shall have two (2) Business Days to pay all such obligations hereunder in full.

15.3 Termination Resulting from Default. In the case of any Event of Default, Lender, at its sole discretion, may immediately terminate this Agreement by providing notice to Borrower. Any such termination shall not relieve Borrower, or constitute a waiver, of the Secured Obligations, including Borrower’s obligations to repay the Advances together will all fees relating thereto.

16. Bankruptcy. The rights and priorities set forth in this Agreement shall remain binding irrespective of the terms of any plan of reorganization in any proceeding commenced by or against Borrower under any provision of the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute (the “Bankruptcy Code”) or under any other federal, state or foreign bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief, and all converted or succeeding cases in respect thereof or other provisions of the Bankruptcy Code or any similar federal or state statute.

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17. Right of Set-off. Without limiting the other provisions hereof or Lender’s rights under applicable Law, to the extent permitted by applicable Law, Lender reserves a right of setoff in all Borrower’s accounts with Lender and its affiliates. Lender may utilize the foregoing right of setoff to satisfy any amounts owed by Borrower to Lender following an Event of Default. Borrower’s accounts subject to Lender’s right of setoff include all accounts Borrower holds jointly with other parties and all accounts Borrower may open after the date hereof.

18. Recovery of Additional Costs. If the imposition of or any change in any law, rule, regulation, guideline, or generally accepted accounting principle, or the interpretation or application of any thereof by any court, administrative or Governmental Authority, or standard-setting organization (including any request or policy not having the force of law) shall impose, modify or make applicable any taxes (except federal, state or local income or franchise taxes imposed on Lender), reserve requirements, capital adequacy requirements or other obligations which would (a) increase the cost to Lender for extending or maintaining any Advance, (b) reduce the amounts payable to Lender under this Agreement or the other transactional documents related hereto, or (c) reduce the rate of return on any Advance as a consequence of Lender’s obligations with respect to the Loan, then in each such case Borrower agrees to pay Lender such additional amounts as will compensate Lender therefor, within five (5) days after Lender’s written demand for such payment, which demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by Borrower, which explanation and calculations shall be conclusive in the absence of manifest error.

19. Security Interest.

19.1 Grant of Security Interest. Borrower hereby pledges, assigns and grants to Lender, and hereby creates a continuing first priority lien and security interest, in favor of Lender in and to all right, title and interest in and to the Collateral, wherever located or deemed located, now owned or at any time hereafter acquired by the Borrower or in which the Borrower now has or at any time in the future may acquire any right, title or interest. Borrower and Lender agree that, for purposes of Article 8 of the UCC, (a) any Digital Asset included in the Collateral is a “financial asset” (as defined in Section 8-102 of the UCC) under Article 8 of the UCC and Borrower’s rights and property interest with respect thereto constitute “security entitlements” (as defined in Section 8-102 of the UCC), (b) any securities accounts included in the Collateral are “securities accounts” (as defined in Section 8-501 of the UCC), and (c) any custodian with respect to any securities accounts included in the Collateral is a “securities intermediary” (as defined in Section 8-102 of the UCC) with respect to each Digital Asset provided as Collateral.

19.2 Secured Obligations. The Collateral secures the due and prompt payment and performance of all obligations of the Borrower under this Agreement, including, without limitation (all such obligations, covenants, duties, debts, liabilities, sums and expenses set forth in this Section 19.2 being herein collectively called the “Secured Obligations”):

(a) The obligations of Borrower from time to time arising under this Agreement or otherwise with respect to the due and prompt payment of (i) the principal and fees on the Loans (including fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether at maturity, upon demand, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, attorneys’ fees and disbursements, reimbursement obligations, contract causes of action, expenses and indemnities, whether primary, secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower under or in respect of this Agreement; and

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(b) All other covenants, duties, debts, obligations and liabilities of any kind of Borrower under or in respect of this Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether evidenced by a note or other writing, whether allowed in any bankruptcy, insolvency, receivership or other similar proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether primary, secondary, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, fixed or otherwise.

19.3 Perfection of Security Interest and Further Assurances.

(a) Borrower shall, from time to time, as may be required by Lender with respect to all Collateral, immediately take all actions as may be requested by Lender to perfect the security interest of Lender in the Collateral, including, without limitation, with respect to all Collateral over which control may be obtained within the meaning of sections 8-106, 9-104, 9-105, 9-106 and 9-107 of the UCC, section 201 of the federal Electronic Signatures in Global and National Commerce Act and section 16 of the Uniform Electronic Transactions Act, as applicable. Without limiting the generality of the foregoing, Borrower shall immediately take all actions as may be requested from time to time by Lender so that control of such Collateral is obtained and at all times held by Lender. All of the foregoing shall be at the sole cost and expense of Borrower.

(b) Borrower hereby irrevocably authorizes Lender at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including any financing or continuation statements or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by Borrower hereunder, without the signature of Borrower where permitted by law. Borrower agrees to provide all information required by Lender pursuant to this Section 19.3 promptly to Lender upon request.

(c) Without limiting the generality of Section 11.10, Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, obtain such agreements from third parties, and take all further action, that may be necessary or desirable, or that Lender may request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder or under any other agreement with respect to any Collateral.

19.4 Lender Appointed Attorney-in-Fact. Borrower hereby appoints Lender as Borrower’s attorney-in-fact, with full authority in the place and stead of Borrower and in the name of Borrower or otherwise, from time to time in Lender’s discretion to take any action and to execute any instrument which Lender may deem necessary or advisable to accomplish the purposes of this Agreement (but Lender shall not be obligated to and shall have no liability to Borrower or any third party for failure to do so or take action). This appointment, being coupled with an interest, shall be irrevocable. Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.

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19.5 Lender May Perform. If Borrower fails to perform any obligation contained in this Agreement, Lender may itself perform, or cause performance of, such obligation, and the expenses of Lender incurred in connection therewith shall be payable by Borrower; provided that Lender shall not be required to perform or discharge any obligation of Borrower.

19.6 Termination; Release. On the date on which all Secured Obligations have been paid and performed in full, Lender will, at the request and sole expense of Borrower, (a) duly assign, transfer and deliver to or at the direction of Borrower (without recourse and without any representation or warranty) such of the Collateral as may then remain in the possession of Lender, together with any monies at the time held by Lender hereunder, and (b) execute and deliver to Borrower a proper instrument or instruments acknowledging the satisfaction of such Secured Obligations and if applicable, termination of this Agreement.

20. Indemnification.

20.1 Indemnification Obligation. Borrower agrees to indemnify and hold harmless Lender, its affiliates and their respective owners, directors, officers, employees, representatives and agents from and against any and all costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees (collectively, “Losses”) sustained or incurred by or asserted against any such person in connection with this Agreement or the transitions contemplated hereunder or arising by reason of or as a result of any action or inaction of any such person’s performance hereunder; provided however, that Borrower shall not indemnify any such person for those Losses to the extent arising out of such person’s gross negligence or willful misconduct (“Bad Acts”). This indemnity shall be a continuing obligation of Borrower, its successors and assigns, notwithstanding the termination of this Agreement. All Losses hereunder shall be paid in US dollars. Borrower further agrees to indemnify Lender for actual, reasonable legal costs and expenses directly related to Borrower Account(s) or any related account that are a result of any regulatory inquiry, legal action, litigation, dispute, or investigation whether such situations occur or are anticipated, that arise or relate to Borrower.

20.2 Notice and Settlement of a Claim. Lender will provide Borrower with prompt notice of any Losses and will cooperate in all reasonable respects with Borrower, at Borrower’s cost and expense, in connection with the defense of any claims giving rise to such Losses (each, a “Claim”). Failure to give prompt notice will not relieve Borrower of its obligations under this Section 20. Borrower will be entitled to control the defense and to settle any such Claim, at its sole discretion, with counsel that is acceptable to Lender; except that any settlement for other than money damages will be subject to the approval of Lender, which approval will not be unreasonably withheld. Borrower may not settle any Claim without the prior written consent of the Lender where such proposed settlement does not provide a complete release or may limit, materially interfere with, or otherwise adversely affect the rights of the Lender herein.

21. Limitation of Liability.

21.1 Lender shall not be liable for any Losses incurred by or asserted against Borrower, its affiliates or any of their respective owners, directors, officers, employees, representatives and agents, except those Losses to the extent arising solely from the Bad Acts of Lender. In no event shall Lender be liable to Borrower for any of the following (whether or not they constitute Losses): (a) amounts in excess of fees paid hereunder in the twelve (12) months prior to the Bad Act or (ii) any special, indirect or consequential damages, or lost profits or loss of business arising in connection with this Agreement, even if it has knowledge of the possibility of such damages arising from or related to this Agreement. Any Losses incurred by Borrower (that are finally determined by arbitration or settlement, as contemplated herein) to be due to Lender’s Bad Acts shall be paid in US dollars as of the time of the Loss, subject to the limitations set forth in the previous sentence.

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21.2 LENDER MAKES NO REPRESENTATION OR WARRANTY REGARDING ANY FOREIGN, FEDERAL, STATE OR LOCAL TAX CONSEQUENCES OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

22. Dispute Resolution; Binding Arbitration.

22.1 Arbitration. In the event of any dispute, potential claim, question, or disagreement arising from or relating to this Agreement or the breach thereof (collectively, a “Dispute”), then, upon notice by either Party to the other, the Dispute shall be finally settled by binding arbitration administered by the Judicial Arbitration and Mediation Services in accordance with the provisions of its rules applicable to commercial disputes. The arbitration shall be conducted on a confidential basis in New Jersey, or another location agreed to by the Parties. The arbitration shall be conducted before a single arbitrator experienced in contract, finance and technology law. Any decision or award shall be in writing and shall provide an explanation for all conclusions of law and fact. The arbitrator may award the prevailing Party on each claim or defense, if any, as determined by the arbitrator, some or all of its Costs, in the arbitrator’s sole discretion. “Costs” mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, out-of-pocket expenses such as copying and telephone, witness fees, and reasonable attorneys’ fees. Notwithstanding anything to the contrary herein, with respect to any Dispute regarding payment, Lender shall not be restricted in, or prohibited from, immediately exercising its rights with respect to the Collateral or otherwise.

22.2 Waiver of Jury Trial. BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS LOAN OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

22.3 Waiver of Class Action. No Party shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) the customer is excluded from the class by the court. Such forbearance to enforce any agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

23. Miscellaneous.

23.1 No Advisory Relationship or Services. This Agreement is not intended to create any fiduciary or other duties arising under the laws, regulations and legal principles governing investment managers, investment advisors, brokers, or other agency relationships. Notwithstanding anything to the contrary herein, Lender and its affiliates does not, and shall not be construed to, provide to Borrower any legal, regulatory, tax, financial or investment advice or recommendations. Borrower has not relied on Lender or any of its affiliates or their respective representatives for any counsel or advice with respect to the resulting tax treatment, or proper tax reporting, of the transactions contemplated hereby. Borrower understands that the transactions contemplated hereby may have tax consequences that are adverse to Borrower and the tax treatment is not fully settled as a matter of law. Borrower has been given the opportunity to consult with its own tax counsel about this Agreement and the consequences of participating in the transactions contemplated hereby.

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23.2 No Third Party Beneficiaries. This Agreement is not intended to and shall not be construed to give any third party any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.

23.3 Confidentiality. The existence, contents and subject matter of this Agreement and each TermSheet, and the existence and terms of all transactions entered into or actions taken in furtherance hereof, are confidential information and neither Party shall disclose any of the foregoing to third parties (other than their affiliates), other than as required by Law, or as may be necessary or advisable to enforce this Agreement. This Section 23.3 shall survive the termination of this Agreement. The remedies of specific performance, injunction and other forms of equitable relief shall be available for violations of this Section 23.3.

23.4 Notices. All notices required or permitted under this Agreement will be in writing and delivered by courier, mail, electronic mail, or otherwise by an Electronic Notice (except for service of legal process which shall be by courier). Each Party’s email address and physical address for notice purposes is set forth in the signature page(s) to this Agreement. A Party’s email address or physical address may be changed from time to time by either Party by providing written notice to the other in the manner set forth above.

23.5 Entire Agreement. This Agreement includes all exhibits, attachments, and agreements referenced herein, all of which are incorporated herein by this reference. This Agreement is the final, complete, and entire agreement of the Parties. This Agreement supersedes any prior written agreements or oral agreements between the Parties.

23.6 Amendments and Waivers. No term of this Agreement may be waived, modified, or amended except by an instrument in writing signed by both of the Parties. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

23.7 Fee Limitation. If at any time and for any reason whatsoever, the fees payable on any Advance shall exceed the maximum fees permitted to be charged by Lender to Borrower under applicable Law, the fees shall be reduced to such maximum allowable rate and that portion of each amount already paid attributable to that portion of such fees that exceeds the maximum rate permitted by applicable Law shall be deemed a voluntary prepayment of principal.

23.8 Remedies Cumulative. Subject to the limitations set forth herein, each Party will have all of the rights and remedies provided by law in addition to the rights and remedies set forth in this Agreement. All of a Party’s rights and remedies are cumulative and may be exercised from time to time, and the pursuit of one right or remedy will not constitute an exclusive election, waiver or otherwise preclude or limit its pursuit of any other or additional right or remedy. Nothing herein, including, without limitation, Section 22, shall prohibit Lender from seeking an injunction or similar order in any court of competent jurisdiction.

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23.9 Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction in which it is not invalid, illegal or unenforceable. If a court or arbitrator finds that any provision of this Agreement is invalid, illegal or unenforceable, but that by limiting such provision it would become valid, legal and enforceable, then such provisions will be deemed to be written, construed and enforced as so limited.

23.10 Assignment by Lender. Lender may assign any of its rights under this Agreement or delegate its performance under this Agreement without the prior written consent of Borrower. Lender may pledge or grant a security interest in this Agreement and its rights hereunder (including its rights with respect to any Collateral) in favor of one or more third parties from time to time.

23.11 Assignment by Borrower. Borrower may not assign, delegate or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of Lender. The Loan shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

23.12 No Waiver by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Agreement shall not prejudice or constitute a waiver of Lender’s right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Lender, nor any course of dealing between Lender and Borrower, shall constitute a waiver of any of Lender’s rights or of any of Borrower’s obligations as to any future transactions. Whenever the consent of Lender is required under this Agreement, the granting of such consent by Lender in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Lender.

23.13 Governing Law. This Agreement, and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating hereto, will be governed by and construed exclusively in accordance with the laws of the State of New York, without regard to its conflicts of laws provisions or rules.

23.14 Changes in Laws. Without limiting the generality of Sections 13.6 or 13.7 or Lender’s rights relating thereto, if any change in applicable Laws or the interpretation thereof by any court of law or other governing body having jurisdiction occurs after the Effective Date which makes performance of any provision of this Agreement or any Action impracticable or impossible in the opinion of qualified independent legal counsel, the Parties agree to meet and confer in good faith to identify and agree to a mutually acceptable alternative means to achieve the same or substantially the same result as that contemplated by such provision.

23.15 Survival. Any expiration or termination of this Agreement will not affect any accrued claims, rights or liabilities of Parties, and all provisions which must survive to fulfil their intended purposes, or by their nature are intended to survive such expiration or termination will survive, including Sections 10, 11, 13 and 16-23.

23.16 Headings. The headings of the various sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

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23.17 Force Majeure. Except for Borrower’s obligation to repay each Advance together with the fees thereon and other amounts owed in connection therewith in full when due, neither Party will be liable to any other Party for the failure to perform or delay in the performance of its obligations under this Agreement to the extent such failure or delay is caused by or results from a Force Majeure Event. As used herein, “Force Majeure Event” means an event directly or indirectly caused by a circumstance beyond a Party’s reasonable control, including, but not limited to natural catastrophes, fire, explosions, pandemic or local epidemic, war or other action by a state actor, public power outages, civil unrests and conflicts, labor strikes or work shortages, acts of terrorism or espionage, Domain Name Server issues outside a Party’s direct control, technology attacks (e.g., DoS, DDoS, MitM, etc.), unfavorable market conditions (e.g., sudden or steep price drops, extreme lack of market liquidity, etc.) and governmental action rendering performance illegal, impracticable or impossible.

23.18 Counterparts. This Agreement and any amendments, waivers, consents, notices, Term Sheets, or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract.

23.19 Electronic Signature; Transferable Record. Delivery of an executed counterpart of a signature page to this Agreement, and any amendments, waivers, consents, notices, Term Sheets, or supplements hereto, by facsimile or in electronic (including without limitation “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Loan. The words “execution,” “signed,” “signature,” and words of similar import in this Agreement shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), or any other similar state laws based on the Uniform Electronic Transactions Act. Borrower expressly agrees that this Agreement is a “transferable record” as defined in applicable law relating to electronic transactions and that it may be created, authenticated, stored, transmitted and transferred in a manner consistent with and permitted by such applicable law.

23.20 Waiver of Notice. Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity, and diligence in taking any action to collect sums owing hereunder.

23.21 USA PATRIOT Act. Lender hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act it is required to obtain, verify, and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the PATRIOT Act, and Borrower agrees to provide such information from time to time to Lender.

23.22 Relationship of the Parties. Nothing contained in this Agreement will be deemed or construed to create the relationship of partnership or joint venture or a relationship of principal and agent or fiduciary between Lender and Borrower and no provision will be deemed to create any relationship between the Parties hereto other than the relationship of independent parties contracting for services.

23.23 Public Announcements and Other Disclosures. Neither party will publish or distribute any media releases, public announcements or external disclosures of any nature that disclose the name of the other party or any marks owned by the other party or that indicate a relationship with the other party or that use or display the name of the other party or any marks owned by the other party (including in any advertising, promotional materials or publicity releases) without the other party’s prior written consent.

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SCHEDULE A

DEFINITIONS

“Account” means an account established in the name of, or for the benefit of, a client of a custodian approved by the Lender in which the ownership of Digital Assets is recorded and to which Digital Assets are credited. Each Account is held separately on Lender’s books and records and has one or more unique wallet addresses. A client of a custodian may have one or more Accounts, and an Account may have one or more Vaults.

“Actual Collateral Coverage Ratio” means, with respect to any Advance, the Collateral Coverage Ratio, as measured at any given time (as determined on an Advance-by-Advance basis).

“Airdrop” means a distribution of units of a Digital Asset to the Blockchain addresses of multiple persons.

“Anti-Money Laundering Law” means the applicable laws or regulations in any jurisdiction in which Borrower or Lender are located or doing business that relate to money laundering, any predicate crime to money laundering or any financial record keeping and reporting requirements related thereto.

“Bankruptcy Code” Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Blockchain” means software operating a distributed ledger which is maintained by a network of computers, and that records all transactions in theoretically unchangeable data packages known as blocks, each of which are timestamped to reference the previous block so that the blocks are linked in a chain that evidences the entire history of transactions on the distributed ledger, and which utilizes a Private Key and a Public Key to access data within blocks.

“Borrowing Date” means the “Requested Borrowing Date” set forth in the applicable Borrowing Request or such later date as set forth by the Lender at its sole discretion in the applicable Term Sheet.

“Business Day” means a day other than Saturday, Sunday, or any other day on which commercial banks in New York, New York or Ontario, Canada are authorized or required, by law or executive order, to close.

“CEA” means the U.S. Commodity Exchange Act, 7 U.S.C. §1, et seq.

“Collateral” means, collectively: (1) any Digital Assets of the Borrower and any accounts in which such Digital Assets are held, and all Proceeds and products of each of the foregoing (including, without limitation, all Hard Forks and Airdrops relating thereto); (2) all cash, cash equivalents, deposit accounts and securities accounts; (3) US Dollar-backed stablecoins, including USDC; (4) shares of stock or other equity interests; (5) personal or real property; (6) all Documents (as defined in the UCC); (7) all Equipment, Fixtures and Goods (each as defined in the UCC); (8) all General Intangibles (as defined in the UCC); (9) all Instruments (as defined in the UCC); (10) all intellectual property, whether registered or unregistered;

(11) all Inventory (as defined in the UCC); (12) all Letter-of-Credit Rights and Supporting Obligations (each as defined in the UCC); (13) all other tangible or intangible assets; (14) all books and records relating to the foregoing, all supporting obligations related thereto, and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing; and (15) to the extent not otherwise included, any and all Proceeds of any and all of the foregoing.

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“Collateral Coverage Ratio” means the percentage obtained by dividing (i) the Market Value of the Collateral by (ii) the Market Value of the outstanding unpaid balance of the Digital Assets borrowed under such Advance; with each of the foregoing Market Values being measured at the same time.

“Collateral Vault” means one or more vault(s) or other account(s) controlled by Lender in which Lender maintains the Collateral.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, receivership, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar law, proceeding, or device, including the Bankruptcy Code, providing for the relief of debtors from time to time in effect and generally affecting the rights of creditors.

“Default Rate” means a rate, in addition to the fee rate, payable upon an Event of Default, in an amount specified in the applicable Term Sheet.

“Demand Period” means the number of days following Lender’s demand, after which an Advance will become due and payable. Such payment date shall be deemed to be the Maturity Date.

“Digital Asset” means a digital or virtual representation of value which is associated with a related Blockchain, including without limitation Bitcoin and Ethereum, as well as US Dollar-backed stablecoins, such as US Dollar Coin (USDC); provided that whether or not any given asset constitutes a “Digital Asset” hereunder is subject to Anchorage’s sole discretion.

“Electronic Notice” means the delivery of information in an electronic format, which includes, without limitation, any trading platform of Lender or its affiliates, or any dashboard or display thereon; any web or mobile application of Lender or its affiliates; or Docusign, Hellosign or any similar means of transmission.

“Event of Default” means the occurrence of any of the events set forth in Section 12.

“Governmental Authority” means any federal, state, municipal, local, territorial, or other governmental department, commission, board, bureau, agency, court, authority or instrumentality, domestic or foreign.

“Hard Fork” means an event in which a Digital Asset undergoes a change that results in a permanent diversion from the legacy or existing Blockchain, resulting in a new Digital Asset in addition to the legacy Digital Asset.

“Fee Payment Date” means:

(i) For Advances having a term of 30 days or more: not later than the 10th Business Day of each month following the date of the Advance; provided that with respect to the initial payment date, the Parties may mutually agree upon a different date.

(ii) For Advances having a term of less than 30 days: the Maturity Date.

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“Late Fees” means an amount, payable upon an Event of Default under Section 12.1, as specified in the applicable Term Sheet.

“Law” means as to any person the organizational and governing documents of such person, and any law, treaty, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

“Liquidation Ratio” means, for any Advance, the Collateral Coverage Ratio (as calculated by Lender) below which Collateral will be liquidated. The Liquidation Ratio for each Advance will be specified in the applicable Term Sheet.

“Market Value” means (i) the last trade price of a Digital Asset that is quoted on a regulated U.S. “maturity”exchange or other exchange generally recognized as a reliable source of pricing information on the day before the pricing date, as determined by Lender at its sole discretion, or (ii) the market value determined by Lender at its sole discretion.

“Maturity Date” means the date specified in the applicable Term Sheet or such earlier date specified pursuant to Section 1.5.

“Proceeds” means “proceeds” as such term is defined in section 9-102 of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Collateral, collections thereon or distributions with respect thereto.

“Required Collateral Coverage Ratio” means, for any Advance, the minimum Collateral Coverage Ratio that is required to be maintained in effect at all times during the Term of such Advance. The Required Collateral Coverage Ratio for each Advance will be specified in the applicable Term Sheet.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as may be modified, amended or supplemented from time to time.

“Vault” means a subdivision of an Account. Each Vault is held separately on Lender’s books and records and may have one or more unique wallet addresses.

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TERM SHEET

Date:	September 3, 2025
To:	Pineapple Financial Inc.
From:	Voltedge Ltd.
Re:	Master Loan and Security Agreement, dated as of September 3, 2025 (the “Agreement”)

This Term Sheet confirms the terms and conditions of the Advance as agreed by the parties .

This Term Sheet may be accepted by Borrower by (i) signing below and returning to Lender and (ii) transferring Collateral as specified in Section 2.3; each before 11:59 pm Eastern Time on September 3, 2025, at which time it shall have no further force or effect.

1.	Type of Asset to be Borrowed: INJ
2.	Collateral: As defined in the Terms and Conditions.
3.	Amount of Collateral: The value of the Collateral shall equal the INJ amount equal to USD 1,500,000 valued consistent with valuation provisions in the executed Term Sheet dated September 1, 2025 between Pineapple Financial Inc. and White Lion Capital, LLC.
4.	Expected Borrowing Date: September 3, 2025
5.	Principal Amount to be Borrowed: $1,500,000 in INJ.
6.	Maturity Date: The “Escrow Release Date,” as defined in the Subscription Receipt Agreement, dated September 4, 2025 among Pineapple Financial Inc., Odyssey Transfer and Trust Company and D. Boral Capital LLC.
7.	Fees: 4.00%
8.	Default Rate: 2.00%
9.	Late Fees: Not Applicable.
10.	Required Collateral Coverage Ratio: Not Applicable.
11.	Liquidation Ratio: Not Applicable.
12.	Type of Digital Asset accepted for fees: Not Applicable.
13.	Demand Period: Not Applicable.
14.	Additional Terms: Not Applicable.

VOLTEDGE LTD.

By:
Name:
Title:	Director

ACKNOWLEDGED AND ACCEPTED:

PINEAPPLE FINANCIAL INC.

By:
Name:	Shubha Dasgupta
Title:	CEO

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